THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE TRUST’S PROSPECTUS DATED DECEMBER [  ], 2020 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM POWER REIT.

Power REIT

A Maryland Real Estate Investment Trust

NON-TRANSFERABLE RIGHTS CERTIFICATE

Issued December [  ] 2020

Evidencing Non-Transferable Subscription Rights to Purchase Common Shares,

par value $0.01 per share of Power REIT

Subscription Price: $[  ] per Share

THE SUBSCIRPTION RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY [ ], 2021 UNLESS EXTENDED BY POWER REIT

THIS CERTIFIES THAT the owner whose name is inscribed on the accompanying Control Letter is the owner of the number of non-transferable subscription rights (“Rights”) set forth in the Control Letter. Each whole Right entitles the holder thereof to subscribe for and purchase one (1) Common Share, par value of $0.01 per share, of Power REIT, a Maryland real estate investment trust, at a subscription price of $[ ] per share, pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus and any instructions accompanying this Rights Certificate.

The Rights represented by this Rights Certificate may be exercised by completing the Form on the reverse side hereof and returning it along with the accompanying Control Letter along with full payment of the subscription price for each Common Share in accordance with the instructions set forth on the reverse side of this Rights Certificate.

This Rights Certificate is not valid unless accompanied by the Control Letter received with the Rights Certificate.

POWER REIT

RIGHTS SUBSCRIPTION AGREEMENT

Delivery other than in the manner or to the address listed below will not constitute valid delivery.

If delivering by mail, hand or overnight courier:

Power REIT

301 Winding Road

Old Bethpage, NY 11804

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY.

To subscribe for shares pursuant to your Rights, please complete the following:

EXERCISE OF SUBSCRIPTION RIGHT:

The number of shares below should equal up to the amount of shares indicated on the Control Letter which you received along with the Rights Certificate which must be returned or a lower number of shares if you wish to exercise less than your allotted Rights:

I apply for __________ shares    x    $[     ]      =   $____________

                (no. of shares)   (subscription price)       (amount enclosed)

PARTICIPATION IN OVER-SUBSCRIPTION PRIVILEGE:

If you exercise your entire Rights and wish to subscribe for additional shares by participating in the Over-Subscription Privilege, please fill out the following:

I would like to purchase an additional amount of shares as follows:

__________ shares    x    $[     ]     =   $____________

              (no. of shares)    (subscription price)    (amount enclosed)

METHOD OF PAYMENT (CHECK ONE)

☐	Check or bank draft payable to Power REIT

☐	Wire transfer of immediately available funds directly to the account maintained by Power REIT, for purposes of accepting subscriptions in this Rights Offering with reference to the rights holder’s name. Wire instructions are available by contacting us at (212) 750-0371 or ir@pwreit.com.

Name:	___________________________________
Address:	___________________________________
___________________________________

Phone Number:	___________________________________
Email:	___________________________________
Tax ID/SSN:	___________________________________

SIGNATURE

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this Rights Offering and I hereby irrevocably subscribe for the number of shares indicated herein on the terms and conditions specified in the Prospectus. By signing below I confirm that (1) after giving effect to the exercise of my Rights, I will not beneficially own, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, more than 9.9% of the Trust’s outstanding Common Shares (calculated immediately upon the closing of the rights offering after giving effect to the Backstop Commitment, as described in the Prospectus) and (2), if I already beneficially own, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, in excess of 9.9% of the Trust’s outstanding Common Shares I will not, via the exercise of the Rights, increase my proportionate interest in the Company’s Common Shares (with respect to (1) or (2), any such excess shares, the “Excess Shares”). With respect to any such Excess Shares, I hereby (1) irrevocably appoint and constitute the Trust, each of its authorized officers and their designees, and each of them, with full power of substitution, as my proxy and attorney in fact with full authority to vote and act by written consent with respect to any such Excess Shares on any matter submitted to shareholders for a vote or action by written consent, in the discretion of such proxy, to the same extent I would have the power to vote or act by written consent and (2) grant the Trust a right for 90 days from the closing of the rights offering to repurchase such Excess Shares at the lesser of the $[  ] per share subscription price and the closing price of the Trust’s Common Shares on the NYSE American on the trading day immediately prior to the date on which notice is sent to the holder of the Trust’s intent to exercise such right, which notice must be sent prior to the expiration of such 90 day period. I agree to cooperate with the Trust and provide to the Trust any and all information requested by the Trust in connection with the exercise of the rights granted in the previous sentence.

Signature(s): _________________________________________

IMPORTANT: The signature(s) must correspond with the name(s) as printed on the Control Letter that accompanied the Rights Certificate.

IMPORTANT: You must return the Control Letter along with this properly completed Rights Subscription Agreement in order to participate in the Rights Offering.

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT US AT (212) 750-0371 OR IR@PWREIT.COM